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Exhibit 99.1

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Genaera Corporation	Sam Brown Inc. (Media Inquiries)

Investor Relations	Mike Beyer

(610) 941-5675	(773) 463-4211

www.genaera.com	beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES PRESENTATION OF DATA ON TRODUSQUEMINE MECHANISM

OF ACTION IN OBESITY

Data Presented at Keystone Meeting Highlights Multiple Pathways

for Appetite Control and Weight Loss

Plymouth Meeting, PA - January 16, 2007 - Genaera Corporation (NASDAQ: GENR) today announced that data supporting the mechanism of action of trodusquemine, the Company’s centrally-acting small molecule appetite suppressant, was presented at the Keystone Symposia Obesity Meeting taking place in Keystone, Colorado, January 14-19, 2007 by Kristen Lantz, PhD, Research Scientist.

Summarizing pre-clinical evaluations of trodusquemine performed to date, the presentation described a multi-factorial mechanism of action through which trodusquemine suppresses appetite, induces loss of body weight and normalizes blood glucose and blood cholesterol levels. This includes the selective inhibition of protein tyrosine phosphatase 1B (PTP1B), the inhibition of neurotransmitter reuptake transporters (dopamine and norepinephrine) and the downregulation of orexigenic hormone expression (AgRP and NPY) to decrease appetite and induce fat loss.

“These data confirm that trodusquemine is active against several critical molecular targets involved in the regulation of appetite, body weight, and insulin sensitivity, that may give it broad utility in treating obesity and related conditions,” said Jack Armstrong, President and CEO of Genaera Corporation. “We expect to begin exploring the potential of trodusquemine in humans with a Phase I clinical trial in the first half of 2007.”

About Trodusquemine

Trodusquemine (MSI-1436) is a centrally-acting appetite-suppressant discovered at Genaera that has been shown to cause weight loss and normalize both fasting blood glucose and blood cholesterol levels in animal models of obesity.

Genaera has conducted studies in a number of mouse models of obesity (including diet-induced obese (DIO) mice, agouti mice, leptin deficient and leptin receptor deficient mouse strains). This preclinical activity of trodusquemine reduces food intake by appetite suppression and is reversible. The ability of trodusquemine to induce weight loss without associated toxicities in several animal models (rodent, rabbit, dog and monkey) supports selection of this compound as a candidate for evaluation in clinical studies.

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company is focusing on the development of trodusquemine (MSI-1436) as a treatment for obesity. Genaera’s other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a potential treatment for asthma and associated respiratory disorders; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in cystic fibrosis and other chronic respiratory diseases, and LOCILEX™ (pexiganan acetate), a topical antimicrobial (for which the Company is actively seeking a development partner).

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436). You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.